CONTENTS

Independents Auditor's Report........................................F-1
Balance Sheets
  December 31, 1999................................................. F-2
Statements of Operations for the
  Period November 3, 1999 (inception) to December 31, 1999...........F-3
Statement of Stockholders' Equity for the
  Period November 3, 1999 (inception) to December 31, 1999...........F-4
Statement of Cash Flows for the
  Period November 3, 1999 (inception to December 31, 1999............F-5
Notes to Financial Statements.................................. .....F-6

Robinson, Hill & Co.
A Professional Corporation

                        INDEPENDENT AUDITOR'S REPORT

                             GAMEWEAVER, INC.
              (A Wholly Owned Subsidiary or Gameweaver.com, Inc.)
                        (A Development Stage Company)

We have audited the accompanying balance sheet of Gameweaver, Inc. (A Wholly Owned Subsidiary or Gameweaver.com, Inc.) (A development stage company) as of December 31, 1999, and the related statements of operations, stockholder's equity, and cash flows for the period November 3, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gameweaver, Inc. (A Wholly Owned Subsidiary or Gameweaver.com, Inc.) (a development stage company) as of December 31, 1999, and the results of its operations and its cash flows for the period November 3, 1999 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

Respectfully submitted

/S/
Robinson Hill and Company
Certified Public Accountants

Salt Lake City, Utah
January 17, 2000

1366 East Murrary-Holladay Road, Salt Lake City, Utah 84117-5050
Telephone 801/272-8045 Facsimile 801/277-9942

                            GAMEWEAVER, INC.
             (A Wholly Owned Subsidiary or Gameweaver.com, Inc.)
                     (A Development Stage Company)
                             Balance Sheet

                                                           December 31, 1999
Assets:
Cash

Other Assets                                                  $5,000
Total Assets                                                 300,000
                                                             305,000
Liabilities:

Stockholder's Equity:

Common Stock, $.001 Par value
Authorized 25,000,000 shares,
Issued 5,000,000 shares at
December 31, 1999                                               5,000

Additional Paid in Capital                                      300,585
Deficit Accumulated During the
Development Stage                                                (585)
Total Stockholders' Equity                                     305,000
Total Liabilities and
  Stockholders' Equity                                         305,000

The accompanying notes are an integral part of these financial statements.

                               GAMEWEAVER, INC.
              (A Wholly Owned Subsidiary or Gamweaver.com, Inc.)
                        (A Development Stage Company)
                           STATEMENT OF OPERATIONS

                                       For the Period         Cumulative
                                       November 3,              since
                                       1999                   inception
                                       (inception) to           of
                                       December 31,           development
                                       1999                      stage

Revenues                                $ -                      $ -
General and Administrative Expense       585                      585
Research and Development Expense          -                        -

Expenses:                                585                      585

Net Loss                                (585)                    (585)

Basic & Diluted loss per share          $ -

                             GAMEWEAVER, INC.
            (A Wholly Owned Subsidiary or Gameweaver.com, Inc.)
                     (A Development Stage Company)
       STATEMENT OF STOCKHOLDERS' EQUITY FOR THE PERIOD NOVEMBER 3, 1999
                    (INCEPTION) TO DECEMBER 31, 1999

                                                                 Deficit
                                                              Accumulated
                                                 Additional      During
                  Preferred Stock  Common Stock    Paid in    Development
                  Shares  Amount   Shares  Amount  Capital       Stage

Balance at
November 3,
1999(inception)     -     $  -        -     $  -    $ -          $  -

November 3,
1999 Issuance
of Stock to
Officer for start
up and
incorporation
costs, and
Software           -         -     5,000,000  5,000   300,585

Net Loss           -         -         -        -       -           (585)

Balance at
December 31, 1999  -         -     5,000,000  5,000   300,585       (585)

                        GAMEWEAVER, INC.
       (A Wholly Owned Subsidiary or Gameweaver.com, Inc.
               (A Development Stage Company)
                  STATEMENT OF CASH FLOWS

                                              For the Period   Cumulative
                                              November 3,        Since
                                                1999           Inception
                                              (Inception) to       of
                                              December 31,     Development
                                                1999             Stage
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                                       $(585)            $(585)
Common Stock issued for Research and
  Development                                     -                 -
Net Cash Used in operating activities           (585)             (585)

CASH FLOWS FROM INVESTING
ACTIVITIES:
Net cash provided by investing activities         -                  -

CASH FLOWS FROM FINANCING
ACTIVITIES:
Proceeds from issuance of common stock          5,585              5,585
Net Cash Provided by Financing Activities       5,585              5,585

Net (Decrease) Increase in
Cash and Cash Equivalents                       5,000               5,000
Cash and Cash Equivalents
 at Beginning of Period                           -                    -
Cash and Cash Equivalents
 at End of Period                               5,000                5,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest                                         $ -                $  -
Franchise and income taxes                       $  85                  85

SUPPLEMENTAL DISCLOSURE OF NON-INVESTING AND FINANCING
ACTIVITIES:
Common Stock exchanges for other assets          $300,000           $300,000

The accompanying notes are an integral part of these financial statements.

                           GAMEWEAVER, INC.
           (A Wholly Owned Subsidiary or Gameweaver.com, Inc.)
                    (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS
   FOR THE PERIOD NOVEMBER 3, 1999 (INCEPTION) TO DECEMBER 31, 1999

NOTE 1 - ORGANIZAITON AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of accounting policies for Gameweaver, Inc. is presented to assist in understanding the Company's financial statments. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

The Company was incorporated under the laws of the State of Nevada on November 3, 1999. On November 5, 1999 the Company became a wholly owned subsidiary of Gameweaver.com, Inc. (a Nevada corporation). The Company is in the development stage, and has not commenced planned principal operations.

Nature of Business

The company has no products or services as of December 31, 1999. The Company was organized as a vehicle to seek merger or acquisition candidates. The Company intends to acquire interests in various business opportunities, which in the opinion of management will provide a profit to the Company.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss per Share

The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:

For the Period November 3, 1999 (inception) to December 31, 1999
                                     Income       Shares       Per-Share
                                   (Numerator) (Denominator)     Amount

Basic Loss per Share
Loss to common Shareholders         $  (585)      5,000,000       $  -

The effect of outstanding common stock equivalents would be anit-dilutive for December 31, 1999 and are thus not considered.

NOTE 2 - INCOME TAXES

As of December 31, 1999, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $500 that may be offset against future taxable income through 2019. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

NOTE 3 - DEVELOPMENT STAGE COMPANY

The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage.

NOTE 4 - COMMITMENTS

As of December 31, 1999 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of facilities.

NOTE 5 - OTHER ASSETS

Other assets consist of all rights both tangible and intangible of the domain name Gameweaver.com and structural design of the software and concepts to be implemented.



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